REVLON, INC. AND SUBSIDIARIES

Exhibit 10.3

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of July 28, 2015 (the “Effective Date”), is entered into by and between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (“RCPC” and, together with its parent Revlon, Inc. ("Revlon") and its subsidiaries, the "Company"), and Roberto Simon (the "Executive").

WHEREAS, RCPC and the Executive previously entered into an Employment Agreement dated as of September 24, 2014 (the “Prior Agreement”);

WHEREAS, RCPC and the Executive jointly desire to enter into this Agreement, which shall replace and supersede the Prior Agreement in its entirety; and

WHEREAS, RCPC wishes to continue to employ the Executive and the Executive wishes to accept continued employment with the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, RCPC and the Executive hereby agree as follows:

1.    Employment, Duties and Acceptance.

1.1    Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company in the capacity of Executive Vice President and Chief Financial Officer of Revlon and RCPC, with responsibility for all financial operations of the Company, including without limitation, treasury, controller group, accounting, internal audit, internal control over financial reporting, investor relations and tax, and/or such other duties and responsibilities consistent with such position (including service as a director of the Company or director or officer of any subsidiary of the Company if so elected) as may be assigned to the Executive from time to time by the Company’s President and Chief Executive Officer (the “CEO”). The Executive’s title shall be Executive Vice President and Chief Financial Officer of Revlon and RCPC, or such other title of at least equivalent level consistent with the Executive’s duties from time to time as may be designated by the Company. The Executive agrees to continue to serve as a member of the Global Leadership Team or, if appointed, such other committee of the Company’s most senior executives as may succeed the Global Leadership Team from time to time and report to the CEO or the CEO’s designee.

1.2    Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. Notwithstanding the foregoing, the Executive may continue to manage his personal finances, engage in charitable activities and professional development activities and, with the prior approval of the CEO, serve on the Board of a public company provided none of the foregoing, individually or taken together, distract from or interfere with the Executive’s performance of his responsibilities under this Agreement.

1.3    Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of RCPC in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

1.4    Performance Warranty. As an inducement for the Company to enter into this Agreement, the Executive hereby represents that the Executive is not a party to any contract, agreement or understanding which prevents, prohibits or limits the Executive in any way from entering into and fully performing the Executive's obligations under this Agreement and any duties and responsibilities that may be assigned to the Executive hereunder.

2.    Term of Employment; Certain Post-Term Benefits.

2.1    The Term. The Term of the Executive's employment under this Agreement (the "Term") shall commence on the Effective Date and shall end 12 months after RCPC provides to the Executive a notice of non-renewal, unless sooner terminated pursuant to Section 4. During any period that the Executive’s employment shall continue following the end of the Term, the Executive shall be deemed an employee at will, provided, however, that the Executive shall be eligible for severance on the terms and subject to the conditions of the Revlon Executive Severance Pay Plan as in effect from time to time, or such plan or plans, if any, as may succeed it (the “Executive Severance Plan”), provided that the severance and benefit continuation period for the Executive under the Executive Severance Plan shall be not less than 12 months, subject to the terms and conditions of such plan.

2.2    Special Curtailment. The term shall end earlier than the date provided in Section 2.1, if sooner terminated pursuant to Section 4.

3.    Compensation; Benefits.

3.1    Salary. The Company agrees to pay the Executive during the Term a base salary, payable bi-weekly, at the annual rate of not less than $600,000 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The Executive will be considered for merit increases in connection with the Executive's performance evaluations, which are performed in accordance with the Company's salary administration policies and procedures (which generally occur annually). In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement and shall not thereafter be decreased.

3.2    Incentive Compensation.

(a)    Bonus. The Executive shall be eligible to participate in the Revlon Executive Annual Bonus Program as in effect from time to time, or such program or plans, if any, as may succeed it (the "Bonus Program"), with target bonus eligibility of 75% of Base Salary for achieving performance objectives set by the Compensation Committee or its designee, subject to the terms and conditions of such Bonus Program and the Revlon Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). In the event that the Executive's employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive's bonus with respect to the year during which such termination occurs shall be pro-rated for the actual number of days of active employment during such year and such bonus as pro-rated shall be payable (i) if and to the extent bonuses are payable to executives under the Bonus Program for that year based upon achievement of the objectives set for that year and not including any discretionary bonus amounts which may otherwise be payable to other executives despite non-achievement of bonus objectives for such year and (ii) on the date bonuses would otherwise be payable to executives under the Bonus Program. Notwithstanding anything herein or contained in the Bonus Program to the contrary, in the event that the Executive's employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive shall be entitled to receive the Executive's bonus (if not already paid) with respect to the year immediately preceding the year of termination (if bonuses with respect to such year are payable to other executives based upon achievement of bonus objectives and not based upon discretionary amounts which may be paid to other executives despite non-achievement of bonus objectives) as and when such bonuses would otherwise be payable to executives under the Bonus Program, despite the fact that Executive may not be actively employed on such date of payment.

(b)    Stock-Based Compensation. During the Term, the Executive shall be eligible for recommendation to the Compensation Committee or other committee of the Board administering the Fourth Amended and Restated Revlon, Inc. Stock Plan or any plan that may replace it, as from time to time in effect (the “Stock Plan”) to receive an award of stock options, restricted shares or other awards, at levels, on terms, and at such times as are generally applicable to other senior executives of the Executive’s level.

(c)    Long-Term Incentive Compensation ("LTIP"): For 2015 and subsequent performance years, during the Executive's period of employment with the Company in this position, the Executive shall be eligible to participate each year in the Company's LTIP Program under the Incentive Compensation Plan at a level consistent with similarly situated Global Leadership Team members, which is currently $500,000 per annum, subject to Compensation Committee approval, and the terms of the Incentive Compensation Plan and the applicable LTIP terms adopted by the Compensation Committee.

3.3    Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with the Revlon Travel and Entertainment Policy as in effect from time to time, or such policy or policies, if any, as may succeed it.

3.4    Vacation. During each calendar year of the Term, the Executive shall be entitled to a vacation period or periods in accordance with the vacation policy of the Company as in effect from time to time, but not less than four weeks.

3.5    Fringe Benefits. During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group life insurance, medical, dental, disability and other benefit plans and programs of the Company as from time to time in effect (or their successors) generally made available to other executives of the Executive's level and in such other plans and programs and in such perquisites, as from time to time in effect, as may be generally made available to senior executives of the Company of the Executive’s level generally. Further, during the Term, the Executive will be eligible (a) to participate in Revlon’s Executive Financial Counseling and Tax Preparation Program, as from time to time in effect, or such program or programs, if any, as may succeed it, and (b) to receive a car allowance at the rate of $30,000 per annum, under the car allowance program as in effect from time to time, or such program or programs, if any, as may succeed it.

3.6    Internal Revenue Code Section 409A. Section 409A of the Code (as defined below) and/or its related rules and regulations ("Section 409A"), imposes additional taxes and interest on compensation or benefits deferred under certain "nonqualified deferred compensation plans" (as defined under the Code). These plans may include, among others, nonqualified retirement plans, bonus programs, stock option plans, employment agreements and severance agreements. The Company reserves the right to provide compensation or benefits under any such plan in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings, and the Executive agrees to cooperate with the Company in such actions. Specifically, and without limitation of the previous sentence, if the Executive is a "specified employee," as such term is defined under Section 409A (generally one of the Company's top 50 highest paid officers), to the extent required under Section 409A, the Company will not make any payments of non-qualified deferred compensation to the Executive under this Agreement upon a "separation from service," as such term is defined under Section 409A, until six months after the Executive's date of separation from service or, if earlier, the date of the Executive's death. Upon expiration of the six-month period, or, if earlier, the date of the Executive's death, the Company shall make a payment to the Executive (or the Executive’s beneficiary or estate, if applicable) equal to the sum of all payments that would have been paid to the Executive from the date of separation from service had the Executive not been a "specified employee" through the end of the six month period, and thereafter the Company will make all the payments at the times specified in this Agreement or applicable policy, as the case may be. In addition, the Company and the Executive agree that, for purposes of this Agreement, termination of employment (or any variation thereof) will satisfy all of the requirements of "separation from service" as defined under Section 409A. For purposes of this Agreement, the right to a series of installment payments, such as salary continuation or severance payments, shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

3.7    Housing Allowance. RCPC hereby agrees to pay to the Executive a one-time housing allowance in the amount of $150,000 (the “Housing Allowance”), payable in August 2015, provided that the Executive remains employed by the Company on the actual date of payment. The Executive hereby agrees that, in the event the Executive resigns from employment with the

Company, or is terminated for Cause pursuant to Section 4.3 of this Agreement, within two years of receiving the Housing Allowance, the Executive shall repay the Housing Allowance to RCPC within ten days following any such event.

4.    Termination.

4.1    Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, other than (i) for accrued, but unpaid, Base Salary as of such date; (ii) pursuant to life insurance provided under Section 3.5; and (iii) to the extent expressly required pursuant to the terms of compensation and benefit plans and policies as in effect on the date of death.

4.2    Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive has been unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii)  shorter periods aggregating six months during any twelve month period, RCPC may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder other than (i) for accrued, but unpaid, Base Salary as of such date and (ii) to the extent required pursuant to the terms of compensation and benefit plans and policies as in effect on the date of termination.

4.3    Cause. RCPC may at any time by written notice to the Executive terminate the Term for “Cause” and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except for accrued, but unpaid, salary as of such date and as required by law. As used herein the term “Cause” shall mean gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its affiliates, willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder or other material breach by the Executive of this Agreement (specifically including, without limitation, Section 1.4), any breach of the Revlon Code of Business Conduct, including, without limitation, the Code of Ethics for Senior Financial Officers, or the Non-Competition Agreement (as defined in Section 5.2), or any other conduct on the part of the Executive which would make the Executive's continued employment by the Company prejudicial in any material respect to the best interests of the Company. If and to the extent any occurrence of Cause is capable of cure in the good faith determination of the Company, the Company shall provide notice of same to the Executive, who shall then have ten days to cure such event of Cause to the satisfaction of the Company, it being acknowledged and agreed that the Company’s good faith determination as to whether a Cause event is subject to cure shall be final and binding upon the parties.

4.4    Company Breach; Other Termination. The Executive shall be entitled to terminate the Term and the Executive’s employment upon 30 days’ prior written notice (if during such period RCPC fails to cure any such breach) in the event that RCPC materially breaches any of its obligations hereunder and the Executive provides notice to RCPC within 90 days of such breach. In addition, RCPC shall be entitled to terminate the Term and the Executive’s employment at any time and without prior notice (otherwise than pursuant to the provisions of Section 4.2 or 4.3). In consideration of the Executive’s covenant in Section 5.2, upon termination under this Section 4.4 by the Executive, or in the event RCPC so terminates the Term otherwise than pursuant to the provisions of Section 4.2 or 4.3, the Executive shall have no affirmative duty to seek other employment to mitigate the payments provided below and RCPC agrees, and the Company’s sole obligation arising from such termination shall be, for RCPC either

(i)    to make payments in lieu of Base Salary in the amounts prescribed by Section 3.1, to pay the Executive the portion, if any, of any annual bonus contemplated by Section 3.2(a) and to continue the Executive’s participation in the medical, dental and vision plans of the Company in which the Executive was then participating as of the date of termination pursuant to Section 3.5 (in each case less amounts required by law, including COBRA, to be withheld) through the date on which the Term would have ended pursuant to Section 2.1, if RCPC had given notice of non-renewal on the date of termination (such period shall be referred to as the "Severance Period"), provided that (1) such benefit continuation is subject to the terms of such plans and applicable law, including COBRA; (2) the Executive may continue participation in the Company’s medical, dental and vision benefit programs by continuing to pay premiums to the Company at the contribution level in effect for active employees until the earliest to occur of (i) the end of the Severance Period; (ii) the expiration of the maximum period for continuation coverage permissible under applicable federal law for which the Executive would be eligible; or (iii) when the Executive becomes covered by medical, dental and/or vision plans of another employer or becomes eligible for Medicare (or similar governmentally-sponsored benefit); (3) any bonus payments required pursuant to this Section 4.4(i) shall be payable as and when bonuses would otherwise be payable to executives under the Bonus Program as then in effect; (4) the Executive shall, as a condition, execute such release, confidentiality, non-competition (consistent in all respects with the Non-Competition Agreement (as defined in Section 5.2 below)) and other covenants as would be required in order for the Executive to receive payments and benefits under the Executive Severance Plan that is applicable to the Executive referred to in clause (ii) below; and (5) any cash compensation paid or payable or any non-cash compensation paid or payable in lieu of cash compensation earned by the Executive from other employment or consultancy during such period shall reduce the payments provided for herein payable with respect to such other employment or consultancy, or

(ii)    to make the payments and provide the benefits prescribed by, and in accordance with the terms and conditions of, the Executive Severance Plan.

For purposes of calculating the Executive’s severance amounts under this Section, the Executive’s service period shall include his period of service with the Company and his service with The Colomer Group prior to its acquisition by the Company. The Company shall provide the greater of the payments and other benefits described under clauses (i) and (ii) of this Section 4.4; provided, however, if the provision of any benefits described above would trigger a tax under Section 409A, the Company shall instead promptly pay to the Executive in a cash lump-sum payment an amount equal to the value (based on the then-current cost to the Company) of such benefits. Any compensation earned by the Executive from other employment or a consultancy shall reduce the payments required pursuant to clause (i) above or shall be governed by the terms of the Executive Severance Plan in the case of clause (ii) above.

4.5    Litigation Expenses. If RCPC and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, or any dispute as to whether a termination of the Executive's employment is with or without Cause or as a result of a breach under Section 4.4, then if and to the extent that a final, non-appealable, judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive.
4.6    Voluntary Resignation. The Executive may on 60 days’ written notice to the Company resign his employment and such resignation shall not constitute a breach of this Agreement. In the event of said resignation, the Term shall terminate and no further amounts or benefits shall be payable hereunder other than (i) for accrued, but unpaid, Base Salary as of such date and (ii) to the extent required pursuant to the terms of compensation and benefit plans and policies as in effect on the date of termination.
5.    Protection of Confidential Information; Non-Competition.

5.1    The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

5.1.1    except in the course of performing the Executive’s duties provided for in Section 1.1, not at any time, whether during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or, except only to the extent required to enforce this Agreement in legal proceedings and then subject to the fullest extent possible pursuant to protective orders and other measures to maintain the confidentiality of such information, any information concerning the circumstances of the Executive’s employment and any termination of the Executive’s employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or over the internet. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive may comply but will before doing so promptly notify RCPC, take all reasonable steps requested by RCPC at RCPC’s expense to defend against the compulsory disclosure and permit RCPC, at its expense, to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.

5.1.2    to deliver promptly to the Company on termination of the Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control, including, without limitation, computer disks or data (including data retained on any computer), and any home office equipment or computers purchased or provided by Revlon or other materials. Notwithstanding the foregoing, Executive may retain “address books” of personal and business contacts.

5.2    In consideration of RCPC’s covenant in Section 4.4, the Executive agrees (i) in all respects fully to comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition (the “Non-Competition Agreement”), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive’s employment otherwise than as provided in Section 4.4, the Executive shall comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the date on which the Term would then otherwise have expired pursuant to Section 2.1, subject only to the Company continuing to make payments equal to the Executive’s Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.

5.3    If the Executive commits a breach of any of the provisions of Sections 5.1 or 5.2 hereof, which breach remains uncured, RCPC shall have the following rights and remedies:

5.3.1 the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans;

5.3.2 the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity); and

5.3.3 the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.

5.4    If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5    If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

5.6    The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state or country within the geographical scope of such covenants. In the event that the courts of any one or more of such states or countries shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect RCPC’s right to the relief provided above in the courts of any other states or countries within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state or country being for this purpose severable into diverse and independent covenants.

5.7    Any termination of the Term or the Executive’s employment shall have no effect on the continuing operation of this Section 5.

6.    Inventions and Patents.

6.1    The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during the Term or during the term of the Prior Agreement shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

6.2    If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the

Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3    The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement or the Prior Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date of the Prior Agreement.

7.    Intellectual Property.

Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term or the term of the Prior Agreement, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.    Revlon Code of Business Conduct.

In consideration of RCPC's execution of this Agreement, the Executive agrees in all respects to fully comply with the then current most recently published or circulated terms of the Revlon Code of Business Conduct, a current copy of which is annexed as Schedule A, including, without limitation, the Code of Ethics for Senior Financial Officers, included within such Code, whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full.

9.    Indemnification.

Subject to the terms, conditions and limitations of its by-laws and applicable Delaware law, Revlon Inc. and RCPC will to the fullest extent permissible under such by-laws defend and indemnify the Executive against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Executive shall be covered by the Directors and Officers insurance coverage as is maintained by Revlon, Inc. and RCPC for its directors and officers including, to the extent provided under such Directors and Officers Insurance, coverage for actions, suits or proceedings brought after the Executive ceases employment with RCPC but relating to periods during the Executive’s employment with RCPC.

10.    Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), provided that all notices to the Company shall be sent to the Company’s then current worldwide global headquarters address, the current address for which is set forth below, and shall also be sent simultaneously by email, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Revlon Consumer Products Corporation
One New York Plaza
New York, New York 10004
Attention: General Counsel
E-mail: mitra.hormozi@revlon.com

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

11.    General.

11.1     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York, without regard to the state’s conflict of laws provisions, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction and venue of the Federal and State courts sitting in the County of New York for all purposes. Each party to this Agreement hereby waives the right to a jury trial in any lawsuit arising out of or relating to this Agreement or Executive's employment by or termination of employment with the Company.

11.2     The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3     This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including the Prior Agreement and any offer letter or term sheets. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Agreement amends and restates, supersedes and replaces any and all prior employment agreements (including, without limitation, the Prior Agreement), offer letters, letter agreements and the like covering the terms of your employment with the Company, all of which are considered void and of no further force or effect; provided, however, this Agreement has no impact on and does not supersede, replace, amend, void, cancel or terminate any benefit awards under the Company’s Incentive Compensation Plan,

Stock Plan or other similar compensation, benefit plans or policies, such as, without limitation, LTIP and restricted stock awards and the respective award agreements.

11.4    This Agreement shall be binding upon the parties hereto and their successors and permitted assignees. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

11.5    This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.6    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.    Subsidiaries and Affiliates. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

13.    Change of Control Payments and Benefits.

13.1. Change of Control.

(a) Extension of Term. In the event of any Change of Control, as defined on Schedule B, the Term of the Executive's Agreement shall be automatically extended for 24 months from the effective date (the "COC Effective Date") of any such Change of Control (the "Extended Term").

(b) Benefit Continuation; Bonus and Salary Payment. If during the Extended Term, the Executive terminates the Term of his employment for "COC Good Reason" (as defined below in sub-clause (b)(iii)) or if the Company terminates the Term of the Executive's employment other than for "Cause" (as defined in Section 4.3 of the Agreement)—

(i) to the extent available under applicable law, including, without limitation, COBRA, and the Company's group benefit programs, the Company shall provide, for a period of two years from such termination date (or such maximum earlier date as is allowed under COBRA), all fringe benefits then provided to the Executive, including, without limitation, qualified and non-qualified defined benefit, defined contribution, insurance, medical, dental, disability, automobile, financial planning, tax preparation and other benefit plans and programs of the Company as from time to time in effect (or their successors) in which the Executive participated on the COC Effective Date, provided that the Executive will be permitted to continue such participation in the Company’s medical, dental and vision programs under COBRA by continuing to pay premiums to the Company at the contribution level in effect for active employees until the earliest to occur of (a) the end of the above-referenced 2-year period following termination; (b) the expiration of the maximum period for continuation coverage permissible under applicable federal law for which the Executive would be eligible; or (c) when the Executive becomes covered by medical, dental and/or vision plans of another employer or becomes eligible for Medicare (or similar governmentally-sponsored benefit). To the extent that such benefits are not or cease being available under applicable law or the Company's group benefit programs, such benefits cease to be equivalent to, or better than, the benefits under the plans and programs in effect on the COC Effective Date, or such benefits would trigger a tax under Section 409A, the Company shall immediately pay to the Executive in a cash lump sum payment an amount equal to the value (based on the then current cost to the Company) of such benefits (or the remaining eligible portion thereof, as the case may be) and shall have no further obligation to continue to provide the benefits under this Section;

(ii) the Company shall immediately pay to the Executive in a cash lump sum payment two times the sum of (A) the greater of the Executive's Base Salary in effect on (1) the COC Effective Date or (2) such termination date plus (B) the average amount of the gross bonus amounts earned by the Executive over the five calendar years preceding such termination (or if employed by the Company for less than five calendar years, the actual number of calendar years for which the Executive was eligible to receive a bonus payment). Notwithstanding the foregoing, if the Change of Control is not an event that is recognized under Treasury regulation 1.409A-3(i)(5), the two times Base Salary amount in (A) above shall not be paid in a lump sum but shall be paid in equal installments at the same intervals that payments would be made under Section 4.4 hereof over the two year period (but in all events for the full two year period and with no offsets).

(iii) "COC Good Reason" means, for purposes of this sub-clause (b) only (and not for any other purpose or reason under this Agreement): (A) a material adverse change in the Executive's job responsibilities; (B) any reduction in the Executive's Base Salary; (C) any reduction in the Executive's annual bonus opportunity; (D) any reduction in the Executive's aggregate value of benefits; or (E) the Executive's being required by the Company to relocate beyond a 50-mile radius of the Executive's then current residence.

(iv) The Executive shall have no duty to mitigate by seeking other employment or otherwise and no compensation earned by the Executive from other employment, a consultancy or otherwise shall reduce any payments provided for under this Section 13.1.

(c) Equity Compensation; Long-Term Incentive Compensation In the event of any Change of Control (A) all then unvested restricted shares, if any, held by the Executive shall immediately vest and be fully exercisable and all restrictions shall lapse; (B) all unpaid long-term incentive compensation shall be treated in accordance with the terms and provisions of the Incentive Compensation Plan (or such successor plan as in effect), and any applicable long-term incentive compensation program adopted thereunder in which the Executive participated.

(d) Governing Provision. In the event of any conflict between this Section 13 and any other section or provision of this Agreement, the section which provides the Executive with most favored treatment in the event of a Change of Control shall govern and prevail.

(e) Termination after the Extended Term. In the event the Executive remains employed after the Extended Term, the provisions of this Agreement, including those as to termination of employment but other than Article 13, shall apply.

13.2    Section 280G.

(a) If the aggregate of all amounts and benefits due to the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by the Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Code (collectively, “Change of Control Benefits”), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after all such applicable taxes, if the Executive received aggregate Change of Control Benefits equal to an amount which is $1.00 less than three times the Executive's “base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which consent shall not be unreasonably withheld): first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments.” If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards unless the Executive elects in writing a different order for cancellation.

(b) It is possible that after the determinations and selections made pursuant to Section 13.2(a) above the Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 13.2(a) above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, the Executive shall promptly repay the Company an amount consistent with this Section 13.2. If there is an Underpayment, the Company shall pay the Executive an amount consistent with this Section 13.2.

(c) The determinations with respect to this Section 13.2 shall be made by an independent auditor (the “Auditor”) compensated by the Company. The Auditor shall be the Company’s regular independent auditor, unless the Executive objects to the use of that firm, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By: /s/ Lorenzo Delpani
Name: Lorenzo Delpani
Title: President and Chief Executive Officer

/s/ Roberto Simon
Roberto Simon

By signing below Revlon, Inc. hereby agrees to the provisions of Section 9.

REVLON, INC.

By: /s/ Lorenzo Delpani
Name: Lorenzo Delpani
Title: President and Chief Executive Officer

SCHEDULE A

REVLON CODE OF BUSINESS CONDUCT

See attached.

SCHEDULE B

A "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)     any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(iii)     the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity's Voting Stock, and the Permitted Holders "beneficially own" (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or

(iv)    a "Change of Control" shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation's 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation

so long as such 8 5/8% Senior Subordinated Notes Due 2008 or other Subordinated Obligations are outstanding.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

"Capital Stock" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

"Company" means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.

"8 5/8% Senior Subordinated Notes Due 2008" means Revlon Consumer Products Corporation's 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefore.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

"Preferred Stock," as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.

"Subordinated Obligations" has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation's 9½% Senior Notes due 2011.
"Voting Stock" means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.

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